Exhibit 23.1

INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM’S CONSENT

We consent to the incorporation by reference in this Registration Statement of Adial Pharmaceuticals, Inc. on Form S-1 of our report dated March 30, 2023, which includes an explanatory paragraph as to the Company’s ability to continue as a going concern, with respect to our audit of the consolidated financial statements of Adial Pharmaceuticals, Inc. as of and for the year ended December 31, 2022 appearing in the Annual Report on Form 10-K of Adial Pharmaceuticals, Inc. for the year ended December 31, 2022. We also consent to the reference to our firm under the heading “Experts” in this Registration Statement.

/s/ Marcum LLP

Marcum LLP
Marlton, New Jersey
June 22, 2023